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EXHIBIT 99.1                                       [METAL MANAGEMENT, INC. LOGO]

                                              METAL MANAGEMENT, INC.
                                              500 N. DEARBORN STREET o SUITE 405
                                              CHICAGO, ILLINOIS 60610
                                              www.mtlm.com
                                              NASDAQ:  MTLM

AT METAL MANAGEMENT:
Robert C. Larry
Chief Financial Officer
(312) 645-0700

rlarry@mtlm.com

OCTOBER 28, 2005


       METAL MANAGEMENT, INC. RECLASSIFIES CERTAIN CASH FLOWS FROM JOINT
          VENTURES IN FORM 10-Q/A FOR THE QUARTER ENDED JUNE 30, 2005.

     REVENUES, NET INCOME, EARNINGS PER SHARE AND BALANCE SHEETS UNAFFECTED.

CHICAGO, IL - OCTOBER 28, 2005 - METAL MANAGEMENT, INC. (Nasdaq: MTLM), one of the nation's largest full service scrap metal recyclers, today announced that it has filed an amendment on Form 10-Q/A for the quarter ended June 30, 2005. The amendment corrects the classification of certain distributions the Company received, which is solely related to a single tax distribution from a joint venture, from the investing section on the statement of cash flows to the operating section on the statement of cash flows.

As a result of the restatement the cash flow from operations in the first fiscal quarter increased by approximately $2.7 million and cash flow from investing activities has decreased by $2.7 million while the net change in cash and cash equivalents is unchanged for the period. The restatement had no effect on the Company's balance sheets, statement of stockholders' equity, results of operations or earnings per share amounts. The restatement only affects the financial statements for June 30, 2005 and no financial statements for other periods.


About Metal Management, Inc.

Metal Management is one of the largest full service metal recyclers in the United States, with approximately 40 recycling facilities in 15 states.

For more information about Metal Management, Inc., visit the Company's website at www.mtlm.com.



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